Exhibit 99.1

ARRIS Announces Preliminary and Unaudited First Quarter 2016 Results

SUWANEE, Ga., May 4, 2016 – ARRIS International plc (NASDAQ:ARRS) today announced preliminary and unaudited financial results for the first quarter 2016.

First Quarter 2016 Financial Highlights

•	Revenues were $1,614.7 million

•	GAAP net income (loss) was $(1.06) per diluted share

•	Adjusted net income (a non-GAAP measure) was $0.47 per diluted share

•	End-of-quarter cash resources were $676.2 million

•	Order backlog was $1,335.1 million

•	Book-to-bill ratio was 1.24

•	Repurchased approximately 6.4 million shares for $150 million

“We are off to a good start to 2016. Our first quarter, came in stronger than our non-GAAP guidance and we entered the second quarter with positive momentum. With respect to the second quarter 2016, we expect revenues will be in the range of $1,675 million to $1,725 million, with adjusted net income per diluted share in the range of $0.65 to $0.70 and GAAP net income per diluted share in the range of $0.09 to $0.14. We are increasingly confident that we are on track to meet the full year targets we laid out at our recent Investor Day,” said Bob Stanzione, ARRIS Chairman and CEO.

On January 4, 2016 the Company completed the acquisition of Pace plc (the “Combination”) and, as a result, comparisons to prior periods are materially affected. First quarter 2016 results include several acquisition related items that significantly impact GAAP earnings and cash flow.

Revenues in the first quarter 2016 of $1,614.7 million were up $399.5 million, or 33%, as compared to first quarter 2015 revenues of $1,215.2 million. First quarter revenues were also up $513 million, or 47%, as compared to fourth quarter 2015 revenues of $1,101.7 million.

GAAP net income (loss) in the first quarter 2016 was $(1.06) per diluted share, which includes the impact of various items related to the Combination: 1) withholding tax of $55 million, 2) restructuring costs of $51 million, 3) integration/other deal costs of $40 million, and 4) the impact of revaluing Pace’s inventory from historical cost to fair market value as required in purchase accounting of $30 million. First quarter 2015 GAAP net income was $0.13 per diluted share and fourth quarter 2015 GAAP net income was $0.20 per diluted share.

Adjusted net income (a non-GAAP measure) in the first quarter 2016 was $0.47 per diluted share, as compared to $0.44 per diluted share for the first quarter 2015, and the fourth quarter 2015 adjusted net income of $0.62 per diluted share.

A reconciliation of adjusted net income per diluted share to GAAP net income per diluted share is attached to this release and also can be found on the Company’s website (www.arris.com).

Cash & Cash Equivalents - The Company borrowed $800 million in the quarter to complete the Combination using $639 million to satisfy the cash portion of the purchase price and retiring $240 million of Pace debt. At close, $298 million of cash was acquired as part of the Combination. $225 million of cash was used for operating activities during the first quarter 2016, primarily the result of reducing the acquired accounts payable from Pace. The Company ended the first quarter 2016 with $676 million of cash resources, while down $203 million from the end of the fourth quarter 2015, the reduction included the repurchase of 6.4 million ordinary shares for $150 million.

Order backlog at the end of the first quarter 2016 was $1,335.1 million as compared to $725.7 million and $715.8 million at the end of the first quarter 2015 and the fourth quarter 2015, respectively. The Company’s book-to-bill ratio in the first quarter 2016 was 1.24 as compared to the first quarter 2015 of 1.08 and the fourth quarter 2015 of 1.14.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, May 4, 2016, to discuss these results in detail. You may participate in this conference call by dialing 888-713-4209 or 617-213-4863 for international calls prior to the start of the call and providing the ARRIS International plc name, conference pass code 11922388 and Bob Puccini as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through May 11, 2016, by dialing 888-286-8010 or 617-801-6888 for international calls and using the pass code 24260601. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arris.com.

Forward-Looking Statements

Statements made in this press release, including those related to:

•	revenues and net income for the second quarter 2016, and beyond;

•	integration of the recently acquired Pace business;

•	expected sales levels and acceptance of new ARRIS products; and

•	the general market outlook and industry trends

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

•	projected results for the second quarter and full year 2016, as well as the general outlook for 2016 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	the strengthening U.S. Dollar may adversely impact our international customer’s ability or willingness to purchase products and the pricing of our products;

•	we may fail to realize the expected benefits of the recently completed Pace acquisition and may incur significant additional transaction costs and/or unknown liabilities;

•	regulatory changes, including those related to tax, could have an adverse impact on our operations and results of operations;

•	our customers operate in a capital intensive consumer based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that we offer;

•	because the market in which we operate is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

•	announced and recently completed transactions within our customer base, including the proposed acquisition of Cablevision by Altice, and the announced acquisition of Time Warner by Charter, may have an impact on the amount and/or timing of customer’s spending.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: rights to intellectual property, including related litigation; the impact of rapidly changing technologies; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2015. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

###

Contact:

Bob Puccini

Investor Relations

+1.720.895.7787

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises, LLC. All other trademarks are the property of their respective owners. © ARRIS Enterprises, LLC. 2016. All rights reserved.

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$659,181	$863,582	$673,346	$490,939	$499,482
Short-term investments, at fair value	17,069	15,470	107,777	128,852	129,073

Total cash, cash equivalents and short term investments	676,250	879,052	781,123	619,791	628,555

Accounts receivable, net	972,540	651,893	647,726	785,869	819,918
Other receivables	31,868	12,233	8,684	11,268	15,054
Inventories, net	662,287	401,592	367,536	389,556	372,379
Prepaid income taxes	22,349	25,624	29,071	26,413	13,380
Prepaids	37,285	19,319	26,430	36,746	31,814
Current deferred income tax assets	—	—	104,345	105,384	115,926
Other current assets	123,858	120,490	148,385	102,987	73,842

Total current assets	2,526,437	2,110,203	2,113,300	2,078,014	2,070,868

Property, plant and equipment, net	369,255	312,311	319,443	324,154	325,727
Goodwill	2,068,274	1,013,963	1,016,696	1,017,430	938,645
Intangible assets, net	2,036,791	810,448	868,054	923,837	919,876
Investments	72,115	69,542	74,924	75,381	76,492
Noncurrent deferred income tax assets	221,315	185,439	70,557	87,291	88,366
Other assets	18,849	21,610	26,843	27,842	28,185

	$7,313,036	$4,523,516	$4,489,817	$4,533,949	$4,448,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$818,494	$514,877	$558,371	$608,133	$594,690
Accrued compensation, benefits and related taxes	97,346	111,389	97,326	78,333	75,849
Accrued warranty	58,812	27,630	35,488	29,176	36,824
Deferred revenue	144,603	137,606	97,490	107,632	107,230
Current portion of LT debt & financing lease obligations	94,119	43,591	43,506	43,446	75,685
Current income taxes liability	65,543	8,368	13,139	9,587	13,092
Other accrued liabilities	248,812	169,169	168,870	155,482	167,430

Total current liabilities	1,527,729	1,012,630	1,014,190	1,031,789	1,070,800
Long-term debt & financing lease obligations, net of current portion	2,242,071	1,496,243	1,507,172	1,518,063	1,487,547
Accrued pension	55,287	64,052	67,570	68,865	68,060
Noncurrent income taxes payable	68,974	42,197	38,145	43,586	42,282
Noncurrent deferred income tax liabilities	385,690	503	329	332	412
Other noncurrent liabilities	126,330	66,930	71,560	92,544	90,428

Total liabilities	4,406,081	2,682,555	2,698,966	2,755,179	2,759,530

Stockholders’ equity:
Ordinary shares	2,824	—	—	—	—
Common stock	—	1,790	1,819	1,814	1,811
Capital in excess of par value	3,204,853	1,777,276	1,762,111	1,765,804	1,745,345
Treasury stock at cost	—	(331,329)	(331,329)	(331,331)	(331,331)
Accumulated other comprehensive loss	(20,476)	(12,646)	(20,236)	(12,664)	(12,966)
Retained earnings	(324,667)	358,823	328,782	302,525	285,768

Total ARRIS Group Inc. stockholders’ equity	2,862,534	1,793,914	1,741,147	1,726,150	1,688,629
Stockholders’ equity attributable to noncontrolling interest	44,421	47,047	49,704	52,620	—

Total stockholders’ equity	2,906,955	1,840,961	1,790,851	1,778,770	1,688,629

	$7,313,036	$4,523,516	$4,489,817	$4,533,949	$4,448,159

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2016	2015
Net sales	$1,614,705	$1,215,158
Cost of sales	1,230,801	878,602

Gross margin	383,904	336,556

Operating expenses:
Selling, general, and administrative expenses	120,158	100,324
Research and development expenses	161,488	132,469
Amortization of intangible assets	98,493	57,147
Integration, acquisition, and restructuring costs	90,919	898

	471,058	290,838

Operating (loss) income	(87,154)	45,718
Other expense (income):
Interest expense	19,626	13,367
Loss on investments	1,959	1,709
Loss on foreign currency	12,241	20
Interest income	(783)	(721)
Other (income) expense, net	(1,014)	7,063

(Loss) income before income taxes	(119,183)	24,281
Income tax expense	86,013	5,154

Consolidated net (loss) income	(205,196)	19,127
Net loss attributable to noncontrolling interests	(2,623)	—

Net (loss) income attributable to ARRIS International plc	($202,573)	$19,127

Net (loss) income per common share (1):
Basic	$(1.06)	$0.13

Diluted	$(1.06)	$0.13

Weighted average common shares:
Basic	191,743	145,350

Diluted	191,743	148,986

(1)	Calculated based on net income attributable to shareowners of ARRIS International plc

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2016	2015
Operating Activities:
Consolidated net (loss) income	$(205,196)	$19,126
Depreciation	23,871	19,884
Amortization of intangible assets	99,766	57,852
Amortization of deferred finance fees and debt discount	1,787	2,181
Deferred income tax provision (benefit)	(36,913)	(18,189)
Stock compensation expense	14,276	13,974
Provision for doubtful accounts	845	267
(Gain) loss on disposal of fixed assets	(16)	5,877
Loss on investments	1,959	1,709
Excess tax benefits from stock-based compensation plans	(2,354)	(16,437)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	130,461	(221,582)
Other receivables	13,261	(6,995)
Inventory	166,177	28,786
Income taxes payable/recoverable	72,959	(1,409)
Accounts payable and accrued liabilities	(535,651)	55,950
Prepaids and other, net	29,929	(4,257)

Net cash used in operating activities	(224,839)	(63,263)

Investing Activities:
Purchases of investments	(4,778)	(11,063)
Sales of investments	2,093	10,169
Purchases of property, plant & equipment, net	(9,140)	(10,919)
Proceeds from sale-leaseback transaction	—	24,960
Acquisition, net of cash acquired	(340,118)	—
Purchases of intangible assets	(1,310)	(34,340)
Other, net	2,932	2,904

Net cash used in investing activities	(350,321)	(18,289)

Financing Activities:
Proceeds from issuance of debt	800,000	—
Proceeds from sale-leaseback financing transaction	—	58,729
Repayment of accounts receivable financing facility	(12,042)
Payment of financing lease obligation	(164)	—
Payment of debt obligations	(252,625)	(13,750)
Repurchase of shares	(150,003)	(24,999)
Excess income tax benefits from stock-based compensation plans	2,354	16,437
Repurchase of shares to satisfy employee minimum tax withholdings	(14,045)	(21,194)
Fees and proceeds from issuance of shares, net	(2,716)	21

Net cash provided by financing activities	370,759	15,244
Net decrease in cash and cash equivalents	(204,401)	(66,308)
Cash and cash equivalents at beginning of period	863,582	565,790

Cash and cash equivalents at end of period	$659,181	$499,482

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

(in thousands, except per share data)	Q1 2015		Q4 2015		Q1 2016
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) attributable to ARRIS International plc	$19,127	$0.13	$30,041	0.20	$(202,573)	$(1.06)

Highlighted items:
Impacting gross margin:
Stock compensation expense	1,791	0.01	2,219	0.01	2,239	0.01
Acquisition accounting impacts related to inventory valuation	—	—	—	—	30,292	0.16

Impacting operating expenses:
Integration, acquisition and restructuring costs	898	0.01	8,281	0.06	90,919	0.47
Amortization of intangible assets	57,147	0.38	56,377	0.38	98,493	0.51
Stock compensation expense	12,183	0.08	15,443	0.10	12,037	0.06
Noncontrolling interest share of Non-GAAP adjustments	—	—	(1,357)	(0.01)	(776)	—

Impacting other (income) / expense:
Recovery on previously impaired investment	—	—	(159)	—	—	—
Debt amendment fees	—	—	291	—	—	—
Credit facility - ticking fees	—	—	1,022	0.01	—	—
Foreign exchange contract losses related to cash consideration of Pace acquisition	—	—	13,699	0.09	1,610	0.01
Loss on sale of building	5,142	0.03		—	—	—

Impacting income tax expense:
Foreign withholding tax	—	—	—	—	54,741	0.28
Net tax items	(30,533)	(0.20)	(32,363)	(0.22)	3,417	0.02

Total highlighted items	46,628	0.31	63,453	0.42	292,972	1.51

Net income excluding highlighted items	$65,755	$0.44	$93,494	$0.62	$90,399	$0.47

Weighted average common shares - basic		145,350		147,109		191,743

Weighted average common shares - diluted		148,986		149,842		193,591

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income (loss) measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of restricted stock units. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Acquisition Accounting Impacts Related to Inventory Valuation: In connection with the accounting related to our acquisition, business combinations rules require the inventory be recorded at fair value on the opening balance sheet. This is different from historical cost. Essentially we are required to write the inventory up to end customer price less a reasonable margin as a distributor. We have excluded the resulting adjustments in inventory and cost of goods sold.

Integration, Acquisition and Restructuring Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income (loss) measures. We incurred expenses in connection with the ActiveVideo and the Pace acquisition, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring consists of employee severance and abandoned facilities. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income (loss) measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Noncontrolling Interest share of Non-GAAP Adjustments: The joint venture formed with Charter for the ActiveVideo is accounted for by ARRIS under the consolidation method. As a result, the consolidated statement of operations include the revenues, expenses, and gains and losses of the noncontrolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated statement of operations. We have excluded the noncontrolling share of any non GAAP adjusted measures recorded by the joint venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment of Investment: We have excluded the effect of an other-than-temporary impairment of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Debt Amendment Fees: In 2015, the Company amended its credit agreement. This debt modification allowed us to improve the terms and conditions of the credit agreement, extend the maturities of certain loan facilities, increase the amount of the revolving credit facility, and add a new term A-1 loan facility. We have excluded the effect of the associated fees in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Credit Facility - Ticking Fees: In connection with our acquisition of Pace, the cash portion of the consideration was funded through debt financing commitments. A ticking fee is a fee paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Loss on Sale of Building: In the first quarter of 2015, the Company sold land and a building that qualified for sale-leaseback accounting and was classified as an operating lease. A loss has been recorded on the sale. We have excluded the effect of the loss on sale of property in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Foreign Withholding Tax: In connection with our acquisition of Pace, ARRIS US Holdings, Inc. transferred shares of its subsidiary ARRIS Financing II Sarl to ARRIS International plc. Under U.S. tax law, based on the best available information, we believe the transfer constituted a deemed distribution from ARRIS U.S. Holdings Inc. to ARRIS International plc that is treated as a dividend for U.S. tax purposes. A deemed dividend of this type is subject to U.S. withholding tax to the extent of the current and accumulated earnings and profits (as computed for tax purposes) (“E&P”) of ARRIS U.S. Holdings Inc., which include the E&P of the former ARRIS Group, Inc. and subsidiaries through December 31, 2016. Accordingly, ARRIS U.S. Holdings Inc. remitted U.S. withholding tax in the amount of $55 million based upon its estimated E&P of $1.1 billion and the U.S. dividend withholding tax rate of 5 percent (as provided in Article 10 (Dividends) of the United Kingdom-United States Tax Treaty). We have excluded the withholding tax in calculating our non-GAAP financial measures.

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state valuation allowances, research and development tax credits and provision to return differences.